Exhibit 5.1

[Letterhead of Fredrikson & Byron, P.A.]

November 16, 2011

Kips Bay Medical, Inc.

3405 Annapolis Lane North, Suite 200

Minneapolis, Minnesota 55447

RE:         Kips Bay Medical, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Kips Bay Medical, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of (i) 378,788 shares of Common Stock, par value $0.01 per share, of the Company that have been issued in connection with that certain Common Stock Purchase Agreement, dated October 24, 2011, by and between the Company and Aspire Capital Fund, LLC (the “Purchase Agreement”) (such shares, the “Commitment Shares”) and (ii) up to 2,785,569 shares of Common Stock that may be issued from time to time (the “Purchase Shares”) pursuant to the Purchase Agreement.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of public officials as we deemed necessary for purposes of the opinions expressed below. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon a certificate of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing and upon the representations and information provided by the Company, we are of the opinion that:

(i) the Commitment Shares have been duly authorized by the Company and are validly issued, fully paid, and non-assessable; and

(ii) the Purchase Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law (including applicable provisions of the Delaware constitution and applicable judicial decisions). We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the Registration Statement and the related prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,
/s/ Fredrikson & Byron, P.A.
Fredrikson & Byron, P.A.